Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GEN-PROBE INCORPORATED

HOLOGIC, INC.

and

GOLD ACQUISITION CORP.

Dated as of April 29, 2012

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 29th day of April, 2012, by and among Gen-Probe Incorporated, a Delaware corporation (the “Company”), Hologic, Inc., a Delaware corporation (“Parent”), and Gold Acquisition Corp., a Delaware corporation, and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Board of Directors of the Company has unanimously determined to recommend to the Company Stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“2000 Plan” means the Company’s 2000 Equity Participation Plan, as amended and restated.

“2002 Plan” means the Company’s 2002 New Hire Stock Option Plan, as amended and restated.

“2003 Plan” means the Company’s 2003 Incentive Award Plan, as amended and restated.

“2012 Option” means each Company Option granted during the 2012 calendar year.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.5(h)(i).

“Affected Employees” has the meaning set forth in Section 7.9(a).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Audit” has the meaning set forth in Section 4.12(n).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Board of Directors” means the board of directors of the Company.

“Bonus Plans” means the Employee Bonus Plan and the Executive Bonus Plan.

“Book-Entry Shares” has the meaning set forth in Section 3.1(c).

“Business Day” means any day other than the days on which banks in Boston, Massachusetts or Los Angeles, California are required or authorized to close.

“Certificate” has the meaning set forth in Section 3.1(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock, $0.0001 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.5(h)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.8(a).

“Company Charter Documents” has the meaning set forth in Section 4.1.

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Plans” means the 2000 Plan, the 2002 Plan and the 2003 Plan.

“Company Expenses” means all of the reasonable documented out-of-pocket fees and expenses (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates and Representatives) incurred by the Company or any of its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated hereby; provided that in no event shall “Company Expenses” exceed $10.0 million, in the aggregate.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.13(a).

“Company Lease” means any lease, sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Contract” has the meaning set forth in Section 4.18(b).

“Company Option” means each outstanding option to purchase Shares granted pursuant to any of the Company Equity Plans or otherwise.

“Company Performance Share” means the right to acquire any Share that is subject to performance-based conditions granted pursuant to any of the Company Equity Plans or otherwise.

“Company Permits” has the meaning set forth in Section 4.10(a).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Restricted Stock” means (a) any Share that is subject to restrictions on transfer and/or forfeiture granted pursuant to any of the Company Equity Plans or otherwise and (b) any deferred issuance restricted stock award. Company Restricted Stock shall not include any Company Performance Shares, other than Shares issued pursuant to Company Performance Shares which are subject to a time-based vesting schedule but are no longer subject to a performance-based vesting schedule.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Securities” means (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries; (iii) Company Options or other rights or options to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights.

“Company Stockholders” means, as of any time or date, collectively all Persons holding Shares of the Company’s capital stock as of such time or date, and any Person holding shares as of such time or date shall be a “Company Stockholder” as of such time or date.

“Confidentiality Agreement” means the letter agreement, dated April 6, 2012, by and between the Company and Parent.

“Consent” has the meaning set forth in Section 4.4.

“D&O Insurance” has the meaning set forth in Section 7.6(b).

“Debt Commitment” has the meaning set forth in Section 5.6.

“Debt Commitment Letter” has the meaning set forth in Section 5.6.

“Debt Financing” has the meaning set forth in Section 5.6.

“Delaware Law” means the DGCL and any other applicable law of the State of Delaware.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“DOJ” has the meaning set forth in Section 7.2(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Employee Bonus Plan” means the Company’s 2012 Employee Bonus Plan.

“Environmental Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, or final and enforceable license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity governing (x) the protection, preservation or restoration of the environment, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” means any entity that, together with the Company would be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s Employee Stock Purchase Plan, as amended and restated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Bonus Plan” means the Company’s 2012 Executive Bonus Plan.

“Fairness Opinion” has the meaning set forth in Section 4.22.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder).

“Federal Trade Commission Act” means the Federal Trade Commission Act, as amended.

“Fee Letter” has the meaning set forth in Section 5.6.

“Final Purchase Date” has the meaning set forth in Section 3.3(d).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing Agreements” has the meaning set forth in Section 7.13(a).

“Financing Failure” means either (i) the Debt Financing is not available or (ii) Parent has not received aggregate proceeds from the Debt Financing or any alternative debt financing required to be sought by Parent pursuant to Section 7.13, in an amount equal to or greater than the amount of the Debt Financing contemplated by the Debt Commitment Letter.

“Financing Failure Fee” means $200.0 million in cash.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including GS, and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“FIRPTA Certificate” has the meaning set forth in Section 7.15.

“FTC” has the meaning set forth in Section 7.2(c).

“Fundamental Representations” means collectively, each of the representations and warranties of the Company set forth in Section 4.3(a) and (b) (Authorization; No Conflict), Section 4.2 (Capitalization; Subsidiaries) and Section 4.17 (Takeover Statutes).

“GAAP” has the meaning set forth in Section 4.5(a).

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court of competent jurisdiction, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether national, federal, provincial, state, regional, local or municipal.

“GS” has the meaning set forth in Section 5.6.

“Hazardous Substances” means any substance currently regulated as hazardous, toxic, or radioactive under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) patents, patent applications and patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) registered and unregistered trademarks, trademark applications, service marks, trade dress, logos and other source identifiers, (iii) Internet domain names, (iv) copyrights (and registrations and applications therefor), including copyrights in computer software, and mask works and (v) trade secrets and other proprietary and confidential information, data, databases and know-how (whether or not patentable).

“Intercompany Debt” means any loan, advance or other obligation solely among the Company and/or any of its Subsidiaries.

“Intervening Event” has the meaning set forth in Section 7.5(h)(iii).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Company” means the actual knowledge, after reasonable due inquiry, of the Persons set forth in Section 1.1 of the Company Disclosure Schedule.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence that is or could reasonably be expected to be materially adverse (i) to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) to the ability of the Company to timely, perform any of its obligations under this Agreement, other than in the case of clause (i) or (ii) above, any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Company and its Subsidiaries operate, including any changes in applicable Law affecting such business, including generally applicable rules, regulations and administrative policies of the FDA, or published interpretations thereof, (C) the negotiation, execution, announcement, existence or performance of this Agreement or the transactions contemplated hereby, including (x) any fees or expenses incurred in connection therewith, and (y) the impact of the foregoing on relationships with customers, suppliers, employees, and regulators, (D) the identity of Parent or any of its Affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action expressly required to be taken by the Company pursuant to this Agreement or expressly consented to by Parent after the date hereof, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the Common Stock (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to a Material Adverse Effect on the Company), (I) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (I) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Material Adverse Effect on the Company), (J) any action, suit, investigation or proceeding made, brought or threatened by any holder of Company Securities, on the holder’s own behalf or on behalf of the Company on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Company’s officers or directors), arising out of or related to any of the transactions contemplated hereby, including the Merger, or (K) any determination by, or the delay of a determination by, the FDA or any panel or advisory body empowered or appointed thereby, after the date of this Agreement, with respect to the approval or non-approval of new Medical Products, or new uses of existing Medical Products, in each case of the Company or its Subsidiaries, as of the date of this Agreement, except, in the case of the foregoing clause (A), (B) or (F), to the extent such changes or developments referred to therein could reasonably be expected to have a materially disproportionate negative impact on the Company and its Subsidiaries, taken as a whole, compared to other comparable participants in the Company’s industries.

“Material Adverse Effect on Parent” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the ability of Parent or Merger Sub to timely perform its obligations under this Agreement.

“Medical Product” has the meaning set forth in Section 4.11(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Shares” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Morgan Stanley” has the meaning set forth in Section 4.21.

“NASDAQ” means the Nasdaq Global Select Market.

“Off-Balance Sheet Arrangement” has the meaning set forth in Section 4.5(f).

“Option Exchange Ratio” means an amount equal to the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Stock Price.

“Option Payment” has the meaning set forth in Section 3.3(a)(i).

“Outside Date” means October 29, 2012 as the same may be extended pursuant to the terms of Section 9.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Parent Expenses” means all of the reasonable documented out-of-pocket fees and expenses (including all commitment fees, extension fees, underwriting fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the Debt Commitment Letter, the Financing Agreements, the Debt Financing, any alternative financing or any of the Financing Arrangements and fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources, experts and consultants to Parent and its Affiliates and Representatives) incurred by Parent or any of its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated hereby; provided, that in no event shall “Parent Expenses” exceed $20.0 million in the aggregate.

“Parent Representatives” has the meaning set forth in Section 7.12.

“Parent Stock Price” means the average of the closing sales prices for a share of Parent Common Stock on NASDAQ for the five (5) consecutive trading days ending on the trading day immediately prior to the Effective Time.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Performance Share Payment” has the meaning set forth in Section 3.3(b).

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate Proceedings and for which adequate accruals or reserves have been provided on the Financial Statements or otherwise set forth on Section 4.12(b) of the Company Disclosure Schedule; (ii) Liens with respect to any of the Company’s existing credit facilities as in effect on the date hereof; (iii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are incurred in the ordinary course of business for amounts which are not delinquent and, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or are being contested in good faith and by appropriate Proceedings; (iv) leases, subleases and non-exclusive licenses in the ordinary course of business; (v) Liens imposed by applicable Laws (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by Section 303(k) of ERISA); (vi) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (viii) easements, covenants, conditions, restrictions and rights of way and other similar restrictions (in any case either unrecorded and of record), and zoning, building, title defects and other similar restrictions related to the use of real property, in each case that do not adversely affect in any material respect the current use of the real property by the Company in the operation of its business; and (ix) non-exclusive licenses relating to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Price Per Share” means $82.75.

“Proceeding” means a legal, administrative, arbitral or other material proceeding, claim, action or formal or informal governmental or regulatory investigation or inquiry.

“Proxy Statement” has the meaning set forth in Section 7.1(a).

“Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.5(a).

“Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” has the meaning set forth in Section 7.5(a).

“Required Amounts” has the meaning set forth in Section 5.6.

“Restraint” means any temporary restraining order, preliminary or permanent injunction, Law or other judgment issued by any court of competent jurisdiction.

“Restricted Stock Payment” has the meaning set forth in Section 3.3(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of Common Stock.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Social Security Act” has the meaning set forth in Section 4.11(f).

“Stockholder Approval” has the meaning set forth in Section 4.19.

“Stockholders’ Meeting” has the meaning set forth in Section 7.1(c).

“Subsidiary,” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having either (i) voting power to elect a majority of the board of directors or other persons performing similar functions, or (ii) beneficial ownership of more than fifty percent (50%) of the equity interests of the second Person.

“Superior Proposal” has the meaning set forth in Section 7.5(h)(iv).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plan” has the meaning set forth in Section 7.9(b).

“Takeover Statutes” has the meaning set forth in Section 4.17.

“Tax” has the meaning set forth in Section 4.12(n).

“Taxing Authority” has the meaning set forth in Section 4.12(n).

“Tax Return” has the meaning set forth in Section 4.12(n).

“Tax Sharing Agreement” has the meaning set forth in Section 4.12(n).

“Termination Fee” means $128.0 million in cash.

“Third Party” has the meaning set forth in Section 7.5(a).

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to

Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Schedule and the Parent Disclosure Schedule. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any contract, instrument or Law defined or referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to such Person’s permitted successors and assigns.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.

Section 2.2 Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at 11:00 a.m. (Eastern Time) on the third Business Day after the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), unless this Agreement shall have been theretofore terminated pursuant to its terms; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, if the proceeds of the Debt Financing are not then available in full pursuant to the Debt Commitment Letter (or if Financing Agreements have been entered into, pursuant to such Financing Agreements) on the date that would otherwise be the Closing Date, and provided that Parent has complied in all material respects with its obligations under Section 7.13, Parent shall not be required to effect the Closing until such date on which the proceeds of the Debt Financing are available in full pursuant to the Debt Commitment Letter (or if Financing Agreements have been entered into, pursuant to such Financing Agreements) (subject to the satisfaction or waiver of the conditions set forth in Article VIII as of such date). The date and time of the Closing is referred to in this Agreement as the “Closing Date.” The Closing shall be held at the offices of Brown Rudnick LLP, One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by Parent and the Company.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger will become effective on such date and at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5 Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit I attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance herewith and applicable Law, and (b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as set forth on Exhibit II attached hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law.

Section 2.6 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Conversion of Shares. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of the Shares:

(a) Each Share then owned by the Company or any direct or indirect Subsidiary of the Company (or held in the Company’s treasury) or owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled pursuant to Section 3.1(a) and Dissenting Shares, automatically shall be canceled and converted into the right to receive cash in an amount equal to the Price Per Share, without interest thereon (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a “Certificate”) or book-entry shares (“Book-Entry Shares”) in the manner provided in Section 3.2. Such Shares, other than those canceled pursuant to Section 3.1(a), sometimes are referred to herein as the “Merger Shares.”

(d) If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Merger Share shall be correspondingly adjusted.

Section 3.2 Payment of Cash for Merger Shares.

(a) Prior to the Closing Date, Parent shall (i) designate a bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Company, with such Paying Agent, to serve as the Paying Agent for the Merger Consideration. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent will deposit with the Paying Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time, the Option Payment in respect of all Company Options (other than 2012 Options) outstanding immediately prior to the Effective Time, the Restricted Stock Payment in respect of each share of Company Restricted Stock outstanding immediately prior to the Effective Time and the Performance Share Payment in respect of each Company Performance Share outstanding immediately prior to the Effective Time. Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, Company Options (other than 2012 Options), shares of Company Restricted Stock and Company Performance Shares, in each case, outstanding immediately prior to the Effective Time, and shall not be used for any other purposes; provided, however, that Parent may direct the Paying Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available), or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc.; provided further, however, that no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III. Any interest and other income produced by such investments shall be for the account of the Surviving Corporation.

(b) As promptly as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss, and if requested by Parent appropriate indemnity, in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss, and if requested by Parent appropriate indemnity, in lieu thereof) to the Paying Agent. Upon surrender of Certificate or Certificates (or effective affidavits of loss, and if requested by Parent appropriate indemnity, in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Book-Entry Shares shall, without being required to deliver a Certificate or a completed and executed letter of transmittal to the Paying Agent, be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (A) the aggregate number of Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.1 by (B) the Merger Consideration, less any applicable withholding Taxes, and such Book-Entry Shares shall forthwith be canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof together with any required indemnity) and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of Certificates and Book-Entry Shares on the Merger Consideration payable upon surrender of such Certificates or upon transfer of such Book-Entry Shares pursuant to this Section 3.2(b). Until surrendered or transferred as contemplated by this Section 3.2(b), each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer or Book-Entry Share or Book-Entry Shares so transferred shall be properly transferred and that the Person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books or ledgers of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) If any cash deposited with the Paying Agent remains unclaimed six (6) months after the Effective Time, such cash and any interest accrued thereon shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share.

(g) From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i) Each of Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal, or foreign Tax Law. To the extent any amounts are so deducted or withheld by Parent, the Surviving Corporation or the Paying Agent, such deducted or withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3 Treatment of Company Options, Company Restricted Stock Awards and Performance Awards.

(a) Treatment of Company Options.

(i) As of the Effective Time, each Company Option, other than 2012 Options, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled by virtue of the Merger and without any action on the part of any holder of any Company Option and converted at the Effective Time into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto, payable by the Surviving Corporation, equal to the product of (i) the number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option, less any required withholding Taxes (the “Option Payment”). As of the Effective Time, all Company Options, other than 2012 Options, shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option (other than 2012 Options) shall cease to have any rights with respect thereto, except the right to receive the Option Payment.

(ii) As of the Effective Time, each 2012 Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions, including vesting, applicable to each such 2012 Option immediately prior to the Effective Time. Each assumed 2012 Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share of Parent Common Stock) of (i) the number of Shares that would have been issuable upon exercise of such 2012 Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio. The per share exercise price of each such 2012 Option shall equal the quotient (which shall be rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per Share applicable to such 2012 Option immediately prior to the Effective Time by (y) the Option Exchange Ratio. As soon as reasonably practicable following the Closing Date, Parent will deliver to each Person who holds a 2012 Option a document evidencing the foregoing assumption of such 2012 Option by Parent. It is the intention of the parties that the assumption of the 2012 Options shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury regulations promulgated thereunder.

(iii) Parent shall take such actions as are necessary for the assumption of the 2012 Options pursuant to this Section 3.3(a), including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 3.3(a). Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Stock subject to the 2012 Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer any equity compensation plan of the Company assumed pursuant to this Section 3.3(a) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

(b) Treatment of Company Performance Shares. The performance periods applicable to each Company Performance Share outstanding immediately prior to the Effective Time shall terminate immediately prior to the Effective Time, and 150% of the target number of Company Performance Shares subject to each such Company Performance Share award with respect to such performance period shall fully vest as of the Effective Time and shall be converted at the Effective Time into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto, payable by the Surviving Corporation, equal to the product of (i) the number of vested Company Performance Shares subject to such award outstanding immediately prior to the Effective Time (after taking into account the accelerated vesting provided for herein) and (ii) the Merger Consideration, less any applicable withholding Taxes (the “Performance Share Payment”), subject, however, to any rights of such holder pursuant to Section 3.4. As of the Effective Time, all Company Performance Shares shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of Company Performance Shares shall cease to have any rights with respect thereto, except the right to receive the Performance Share Payment.

(c) Treatment of Company Restricted Stock. With respect to each share of Company Restricted Stock outstanding immediately prior to the Effective Time, the vesting restrictions shall lapse as of the Effective Time, and each share of Company Restricted Stock shall be converted at the Effective Time into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto, payable by the Surviving Corporation, equal to the product of (i) the number of shares of Company Restricted Stock outstanding immediately prior to the Effective Time, and (ii) the Merger Consideration, less any applicable withholding Taxes (the “Restricted Stock Payment”), subject, however, to any rights of such holder pursuant to Section 3.4. As of the Effective Time, all shares of Company Restricted Stock shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment. Notwithstanding anything to the contrary set forth in this Section 3.3(c), any cash payment relating to Company Restricted Stock granted pursuant to a deferred issuance restricted stock award shall not be paid at the time set forth above, and shall be paid at the time that Shares would otherwise have been delivered pursuant to the terms of such deferred issuance restricted stock award as in effect on the date hereof.

(d) Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all necessary and appropriate actions such that (i) the then current offering period under the ESPP ends on the day immediately preceding the Effective Time (the “Final Purchase Date”), (ii) no new purchase or offering period under the ESPP commences on or following the Final Purchase Date and (iii) as of the Effective Time the ESPP terminates in accordance with the terms of the ESPP. On the Final Purchase Date, the Company shall apply all funds credited as of such date under such ESPP within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of such ESPP. On or after the date of this Agreement, in no event (x) shall any person who is not currently participating in the ESPP be permitted to begin participating in the ESPP, and (y) shall any new offering period commence after the date hereof and prior to the Final Purchase Date.

(e) Treatment of Bonus Plans.

(i) Each participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Executive Bonus Plan shall be entitled to a cash payment, payable by the Surviving Corporation as required by Section 3.5 of the Executive Bonus Plan, which cash payment shall be equal to the greater of 100% of each such participant’s target bonus amount or actual year-to-date performance (in each case pro-rated to the Closing Date and without the exercise of negative discretion under Section 3.3 of the Executive Bonus Plan).

(ii) Each participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Employee Bonus Plan shall be entitled, at the time of the regular payment of bonuses in accordance with Section III.A of the Employee Bonus Plan, to a cash payment, payable by the Surviving Corporation in an amount calculated solely pursuant to Section III.C of the Employee Bonus Plan and determined in good faith by the Surviving Corporation.

(iii) Each eligible participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Employee Bonus Plan and whose employment is terminated by the Surviving Corporation after the Effective Date and prior to the regular payment of bonuses for 2012 under the Employee Bonus Plan shall be entitled to a cash payment, payable by the Surviving Corporation in an amount calculated by multiplying such employee’s base salary by (x) such employee’s Target % as set forth on Exhibit A or Exhibit B of the Employee Bonus Plan, as applicable, and (y) the Company Performance Factor for 2012 and further multiplying such result by a fraction, the numerator of which is the number of full months such employee was employed by the Company during the period from January 1, 2012 through December 31, 2012 and the denominator of which is twelve (12); provided, however, that no such terminated employee shall be eligible to receive a bonus if (A) such employee is terminated for “Cause” (as defined in the Company’s form of employee stock option agreement under the 2003 Plan) or (B) such employee is terminated based upon a good faith determination by the Surviving Corporation at the time of termination that such employee’s performance has not been at an acceptable level.

(f) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all such actions as may be required to effectuate the provisions of this Section 3.3.

Section 3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands, exercises, and perfects his or her demand for appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL and shall be entitled to receive consideration thereunder. At the Effective Time, Dissenting Shares shall no longer be outstanding and shall be canceled and cease to exist. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(c). The Company shall give Parent (i) prompt notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 3.5 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Reports filed on or after January 1, 2011 and prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Reports to the extent that they are predictive or forward-looking in nature) or (ii) the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate, partnership or similar power and authority to conduct its business as it is now being conducted, except in the case of the Company’s Subsidiaries where the failure to be so organized, existing and (to the extent applicable) in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have a Material Adverse Effect on the Company. The Company has made available to Parent a copy of its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws (collectively, the “Company Charter Documents”), in each case, as currently in effect. The Company is not in violation of the Company Charter Documents in any material respect. None of the Company’s Subsidiaries is in violation of its organizational or governing documents in any material respect.

Section 4.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of April 25, 2012, (i) 45,412,296 shares of Company Common Stock were issued and outstanding (of which 47,600 were shares of Company Restricted Stock), (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) no shares of Company Common Stock were held in treasury. As of April 25, 2012, there were (A) 152,453 shares of Company Common Stock reserved and available for issuance pursuant to the ESPP and (B) 6,209,655 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plans (including, as of April 25, 2012, 5,876,347 shares of Company Common Stock reserved for issuance pursuant to Company Options, 313,308 shares of Company Common Stock reserved for issuance pursuant to Company Performance Shares, and 20,000 shares of Company Common Stock reserved for issuance pursuant to deferred issuance restricted stock awards). Except as set forth above, as of April 25, 2012, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the ESPP and the Company Equity Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b) Except as set forth above and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(c) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights. Section 4.2(c) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company as of the date of this Agreement and the jurisdiction of organization thereof. Except as set forth on Section 4.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, contract or undertaking or (iii) that gives any person the right to receive any economic interest of a nature accruing to the holders of capital stock of, or any other equity interest in, any of the Subsidiaries of the Company. The Company has made available to Parent true, correct and complete copies of the organizational or governing documents of the Company’s Subsidiaries.

(d) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(e) There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

(g) Except as set forth on Section 4.2(g) of the Company Disclosure Schedule, since January 1, 2009, the Company has not declared or paid any dividend or distribution in respect of any Company Securities and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities other than the issuance of shares upon the exercise of Company Options or the vesting of Company Restricted Stock or in connection with the net exercise thereof in accordance with their terms or the withholding of the foregoing to satisfy Tax obligations and their respective Boards of Directors have not authorized any of the foregoing.

(h) Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than Intercompany Debt.

(i) No bonds, debentures, notes or other indebtedness having the right to vote generally on any matters on which stockholders of the Company may vote are outstanding.

(j) The Company does not have any stockholder rights plan in effect.

Section 4.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than the receipt of the Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL.

(c) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not, (i) subject to obtaining the Stockholder Approval, conflict with or violate (x) the Company Charter Documents or (y) the organizational or governing documents of any of the Company’s Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any material Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of the Company or any of its Subsidiaries, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Material Adverse Effect on the Company.

Section 4.4 Governmental Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of (x) a Proxy Statement and (y) such reports under the Exchange Act, the Securities Act or state blue sky laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 10.3, (iv) such filings as may be required by the NASDAQ Listing Rules, (v) such other items required solely by reason of the participation of Parent (as opposed to any other third party) in the transactions contemplated hereby, (vi) compliance with and filings or notifications under the HSR Act and other applicable U.S. and non-U.S. competition, antitrust, merger control or investment Laws, and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Material Adverse Effect on the Company.

Section 4.5 SEC Reports, Financial Statements and Internal Controls.

(a) The Company has filed or furnished (as applicable) all forms, documents, proxy statements and reports with the SEC required to be filed prior to the date hereof by the Company since January 1, 2009 under the Exchange Act and the Securities Act (as such reports and statements may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Reports”). As of their respective filing dates or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 4.5(a) of the Company Disclosure Schedule, as of the date hereof, (i) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports, and (ii) to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation. The audited consolidated financial statements of the Company included in the Company SEC Reports on Form 10-K along with the reports thereon by Ernst & Young LLP, the independent auditors of the Company, and the unaudited financial statements of the Company included in the Company SEC Reports on Form 10-Q (the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with accounting principles generally accepted in the United States (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, for the year ended December 31, 2011 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is accurate in all material respects.

(c) The Company has disclosed to its auditors and the audit committee of the Board of Directors, based on its most recent evaluation of internal controls prior to the date hereof (x) any significant deficiencies and material weaknesses and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions have become applicable to the Company.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company SEC Reports, (b) for liabilities or obligations incurred in the ordinary course of business since March 31, 2012, (c) for liabilities arising under the terms of any Company Material Contract other than liabilities or obligations due to breaches thereunder, or (d) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, including the Merger, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 4.7 Absence of Certain Changes.

(a) Except for matters in connection with the transactions contemplated by this Agreement, including the Merger, or as disclosed in the Company SEC Reports filed or furnished prior to the date hereof, since December 31, 2011 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects.

(b) From December 31, 2011 to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, there has not been any event, state of facts, circumstance, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.8 Company Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination, change in control, retention or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of current and former directors and employees of the Company and its Subsidiaries (the “Company Benefit Plans”). The Company has made available to Parent a true and complete copy of each Company Benefit Plan that is subject to United States Law and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter.

(b) With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries or ERISA Affiliates could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Except as would not have a Material Adverse Effect on the Company, no liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. None of the employees of the Company or any of its Subsidiaries participates in any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or any pension or retirement plan sponsored by any union or similar employee representative or sponsored by more than one unrelated employer.

(d) Except as would not have a Material Adverse Effect on the Company, there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, or by any Company Benefit Plan, other than claims for benefits in the ordinary course.

(e) Except as would not have a Material Adverse Effect on the Company or as otherwise provided herein, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor or (iii) accelerate the time of payment or vesting of compensation due any such director, employee, consultant or independent contractor.

(f) Except as would not have a Material Adverse Effect on the Company, all contributions (including all employer contributions and employee salary reduction contributions) required to have been timely made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof. No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan, except as would not have a Material Adverse Effect on the Company.

(g) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no Company Benefit Plan is, or within the preceding three (3) years has been, the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance, voluntary self-correction or similar program.

(h) With respect to each Company Benefit Plan there exists no material benefit obligation for contributions which has not been made or properly accrued and there are not material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(i) Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS to the effect that that such Company Benefit Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code. Alternatively, any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code but has not received such a letter from the IRS, has either timely applied for such a letter or there remains time to timely apply for, and make any plan amendments required in order to receive, such a letter in accordance with applicable U.S. Department of the Treasury regulations or IRS pronouncements.

(j) To the extent permitted by applicable Law, each Company Benefit Plan (other than any Company Equity Plan, or an employment, severance, change in control, or other similar agreement with an individual) is amendable and terminable unilaterally by the Company, and any Company Subsidiaries party thereto or covered thereby at any time, without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of termination or amendment, routine administrative costs and any required minimum notice periods under such Company Benefit Plan.

(k) Except as required by Section 601, et seq. of ERISA, no Company Benefit Plan promises or provides health or other welfare benefits (excluding normal claims under group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following the retirement or termination of employment of such person.

(l) Since January 1, 2010 through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. There are no collective bargaining or other labor union contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 2009, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor unrest.

(m) Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code to any disqualified individual within the meaning of Section 280G(c).

(n) Except as set forth in Section 4.8(n) of the Company Disclosure Schedule, since March 1, 2012, the Company has not made any material change in the compensation, benefits or bonus payable or to become payable to, or granted any severance, termination or change of control payment (or right to receive any such payment) to, or agreed to accelerate, as a result of the transactions contemplated by this Agreement, the vesting of any Company Options, Company Restricted Stock or Company Performance Shares held by or awarded to, any of its senior executive officers.

Section 4.9 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Material Adverse Effect on the Company, nor is there any Judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company. Except as set forth on Section 4.9 of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries, or any of their businesses or properties are subject to or bound by any material injunction, order, judgment, decree, settlement agreement, ruling or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries or their respective properties or assets. Except as set forth on Section 4.9 of the Company Disclosure Schedule, since January 1, 2010, there has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Board of Directors (or any committee thereof) of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.10 Permits; Compliance with Law.

(a) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals and orders necessary for the Company and its Subsidiaries to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, or the suspension or cancellation of, any of the Company Permits would not have a Material Adverse Effect on the Company. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b) None of the Company or its Subsidiaries is in default or violation of any (i) Law applicable to the Company or any of its Subsidiaries or (ii) Company Permit, except for any such defaults or violations that would not have a Material Adverse Effect on the Company.

(c) Notwithstanding anything to the contrary in this Section 4.10, the provisions of this Section 4.10 shall not apply to matters to the extent addressed in Section 4.7(b), Section 4.11, Section 4.12, Section 4.13 and Section 4.24.

Section 4.11 Regulatory Compliance.

(a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as to each product subject to the FDCA or similar applicable Laws in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any Subsidiary of the Company (a “Medical Product”), each such Medical Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the FDCA and similar applicable Laws, including those relating to investigational use, premarket clearance or marketing approval (or exemptions therefrom) to market a Medical Product, good manufacturing practices, labeling, advertising, record keeping and filing of reports and security. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received any written notice from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any Subsidiary of the Company or (B) otherwise alleging any violation applicable to any Medical Product of any applicable Law.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, no Medical Product is under consideration by the Company or any Subsidiary of the Company for recall, suspension, seizure or discontinuance, or has been recalled, suspended, seized or discontinued (other than for commercial or other business reasons) by, the Company or any Subsidiary of the Company in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2009. The Company has not received written notice that any proceedings in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Product are pending, or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any licensee of any Medical Product (with respect to such Medical Product).

(c) As to each Medical Product of the Company or any Subsidiary of the Company for which a premarket approval application, premarket notification, investigational device exemption or similar foreign regulatory application has been approved, the Company and its Subsidiaries are in material compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar applicable Laws and all terms and conditions of such applications. In addition, the Company and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar applicable Laws.

(d) No Medical Product manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar applicable Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar applicable Law) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar applicable Law), except for failures to be in compliance with the foregoing that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably have been expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any officer or employee of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer or employee of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar applicable Law, or been excluded from participation in such programs.

(g) Except as provided in Section 4.11(g) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to enjoin production of any Medical Product or (ii) commenced, or threatened to initiate, any action to enjoin the production of any products produced at any facility where any Medical Product is manufactured, tested or packaged.

(h) The Company and its Subsidiaries are and at all times since January 1, 2010 have been in compliance with: (i) the applicable provisions of the FDCA; (ii) the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) the federal healthcare programs antikickback statute (42 U.S.C. §1320a-7b(b)) and regulations promulgated thereunder; (iv) the federal health care fraud statute (18 U.S.C. §1347); (v) the federal False Claims Act (31 U.S.C. §3729 et seq); and (vi) all state antikickback, false claims, and patient privacy laws and regulations, except in the case of each of clauses (i) through (vi) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2010 neither the Company, nor any Subsidiary of the Company has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 4.11(h). To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against the Company or any of its Subsidiaries relating to or arising under any legal requirement set forth in this Section 4.11(h).

(i) To the Knowledge of the Company, all submissions and reports submitted to the FDA in connection with any and all applications for a required permit of the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any legally necessary or required updates, changes, corrections or modifications to such submissions and reports have been submitted to the FDA and any other Governmental Authority.

(j) To the Knowledge of the Company, all clinical trials conducted by the Company or any of its Subsidiaries have been conducted in material compliance with experimental protocols, procedures and controls pursuant to all applicable Laws promulgated by the FDA relating to current Good Clinical Practices, including without limitation the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812, as amended.

Section 4.12 Taxes.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, (i) each of the Company and its Subsidiaries has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it (taking into account any extensions), and all such Tax Returns (taking into account any amendments thereto) are true, complete and correct, (ii) all Taxes shown to be due on such Tax Returns have been paid, except Taxes being contested in good faith or for which adequate reserves have been established, and (iii) the balance sheet contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 reflects an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued as of the date of such balance sheet (except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP).

(b) As of the date of this Agreement, except as set forth on Section 4.12(b) of the Company Disclosure Schedule, there are no Audits with respect to any material Taxes of the Company or any of its Subsidiaries currently in progress and no written notice from any Taxing Authority, that has not been previously resolved, has been received by the Company or any of its Subsidiaries as of the date hereof that any Audit is pending, proposed or asserted with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries.

(c) Each material deficiency assessed with respect to any completed audit or examination relating to Taxes has been paid or is being contested in good faith or has been reserved for on the books of the Company. None of the Company or any of its Subsidiaries has entered into any written agreement waiving or extending the statutory period of limitations or the period of assessment or collection of any material Taxes with respect to the Company or any of its Subsidiaries, which statute (taking into account any waiver or extension) has not yet expired and no power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries) with respect to any material Taxes has been executed or filed with any Taxing Authority, which continues to be in force.

(d) None of the Company or any of its Subsidiaries (i) has, since January 1, 2010, been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which is the Company or a group the common parent of which was acquired by the Company or any of its Subsidiaries), (ii) has any material unpaid liability that is currently due and payable for the Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, or local Tax Law as a transferee or successor (other than a group the common parent of which is the Company or a group the common parent of which was acquired by the Company or any of its Subsidiaries), or (iii) is a party to any Tax Sharing Agreement (other than any agreement (x) by or among the Company and its Affiliates, (y) by or among such Subsidiary and its Affiliates or (z) that is or will be terminated on or prior to the Closing Date).

(e) Except as included in the determination of deferred income Tax, otherwise accrued or reserved for on the financial statements of the Company (or the notes thereto), or included in the Company SEC Reports filed as of the date hereof, none of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time any material taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company SEC Reports filed as of the date hereof) in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) any change in method of accounting under Section 481 of the Code or (B) a “closing agreement” as described in Code Section 7121 executed on or prior to the Effective Time.

(f) Except as set forth on Section 4.12(f) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, or local Tax laws) and have withheld from and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Laws.

(g) Since January 1, 2010, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction qualifying for tax-free treatment under Section 355(a) or Section 361 of the Code.

(h) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(i).

(i) Since January 1, 2010 and through the date of this Agreement, no written claim has been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to a material amount of Taxes by that jurisdiction, that has not been previously resolved.

(j) No Taxing Authority has asserted in writing any Liens for Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable and Permitted Liens.

(k) All uncertain Tax positions of any of the Company or any of its Subsidiaries that are required by applicable Law to have been reported and disclosed on IRS Form Schedule UTP, have been so reported and disclosed on IRS Form Schedule UTP.

(l) From January 1, 2008 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received or applied for any private letter ruling from the IRS.

(m) The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) “Audit” means any audit, examination or similar administrative or court proceeding or controversy with respect to Taxes by a Taxing Authority. “Tax” or “Taxes” means (a) any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, and (b) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes. “Tax Sharing Agreements” means all binding existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing, indemnification, or assignment of any material Tax liability or benefit (excluding any indemnification or similar agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any advance pricing agreement, closing agreement or other agreement relating to Taxes).

Section 4.13 Intellectual Property.

(a) To the Knowledge of the Company, the Company and its Subsidiaries own or have a valid right to all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens (except Permitted Liens), except where the failure to so own or have such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (the “Company Intellectual Property Rights”); provided, however, that for the avoidance of doubt, neither the foregoing nor any other representation or warranty herein shall be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third parties, which are addressed exclusively in Section 4.13(c) below.

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all U.S. and, to the Knowledge of the Company, non-U.S. trademark registrations and trademark applications, patents and patent applications and copyright registrations included in the Company Intellectual Property Rights and that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole, which includes: (i) for each patent or patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued; (ii) for each trademark registration or trademark application, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued; and (iii) for each copyright registration, the number and date of registration and the jurisdiction of registration. To the Knowledge of the Company, as of the date of this Agreement, the foregoing issuances and registrations are in effect and subsisting.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating or violating, or, since January 1, 2009, has infringed, misappropriated or violated or has been alleged to infringe, misappropriate or violate the Intellectual Property of any other Person, and (ii) as of the date of this Agreement, there is no suit, action or proceeding pending before any Governmental Authority or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries is infringing or otherwise violating the Intellectual Property of any other Person. Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, since January 1, 2009, the Company has not received (i) written notice that a product of the Company (or any component thereof) may infringe the Intellectual Property rights of a third party or (ii) written invitation to license the Intellectual Property rights of a third party that may reasonably be interpreted to constitute notice that a product of the Company (or any component thereof) may infringe the Intellectual Property rights of a third party.

(d) Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing or otherwise violating the Company Intellectual Property Rights, except as would not have a Material Adverse Effect on the Company, and, as of the date of this Agreement, there is no suit, action or proceeding pending or threatened in writing by the Company or any of its Subsidiaries against another Person alleging any such infringement or other violation by such Person.

(e) The Company and its Subsidiaries take commercially reasonable steps to protect the confidentiality of material trade secrets owned by the Company or any of its Subsidiaries.

(f) None of the material Company Intellectual Property Rights owned by the Company or any of its Subsidiaries have lapsed, been abandoned or expired (except to the extent automatically lapsed or expired pursuant to their terms) and to the Knowledge of the Company all of the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and enforceable.

(g) Except as set forth on Section 4.13(g) of the Company Disclosure Schedule, none of the Company’s patent or pending patent applications has been challenged or threatened in any way by any Person.

(h) Neither the Company nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which the Company or any of its Subsidiaries is party or otherwise bound under which the Company or its Subsidiaries derive Intellectual Property rights that are material to the Company’s or its Subsidiaries’ businesses as currently conducted, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property rights that are material to the businesses of the Company and its Subsidiaries as currently conducted, nor, to the Knowledge of the Company, require the consent of any Governmental Authority or third party with respect to any such Intellectual Property rights.

(i) Except as set forth in Section 4.13(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use any Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Company Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 4.14 Real Property. The Company or one of its Subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens). Except as would not have a Material Adverse Effect on the Company, as of the date hereof, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens), and (b) the Company and its Subsidiaries are in compliance with the terms of all Company Leases (subject to any applicable grace periods under such leases) to which each is a party and all such leases are in full force and effect. The Company or one of its Subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Reports or otherwise no longer held due to casualty or destruction.

Section 4.15 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion (or incorporation by reference) in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.17 Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.7, the Board of Directors has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, the “Takeover Statutes”) inapplicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

Section 4.18 Contracts.

(a) The Company has made available to Parent and Merger Sub true, correct, and complete (subject to necessary redactions of price and counterparty) copies of all contracts to which the Company or any of its Subsidiaries is a party that, as of the date hereof:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $10.0 million individually;

(iv) involves aggregate annual (based on the twelve (12) month period ended December 31, 2011) payments of cash by or to the Company or any of its Subsidiaries in excess of $15.0 million;

(v) relates to an acquisition or divesture and contains currently surviving “earn-out” or other contingent payment obligations that obligate the Company or any of its Subsidiaries to make payments, or could reasonably be expected to result in payments, in excess of $1.0 million individually;

(vi) is an agreement pursuant to which the Company or any of its Subsidiaries grants or obtains Intellectual Property rights that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole (other than contracts (1) in which grants of Intellectual Property rights are incidental and not material to such contracts, or (2) concerning generally commercially available computer software, systems or equipment or information technology services, including software that is subject to “shrink-wrap” or “click-through” license agreements or that is pre-installed as a standard part of hardware purchased by the Company or any of its Subsidiaries) for which the annual fees (based on the twelve (12) month period ended December 31, 2011) are reasonably expected to be in excess of $1.0 million individually;

(vii) is an employment, severance, bonus, indemnification or consulting contract with any current executive officer of the Company or any member of the Company Board (other than a Company Benefit Plan listed on Section 4.8(a) of the Company Disclosure Schedule); and

(viii) except as would not be material to the Company and its Subsidiaries, taken as a whole, prohibits the Company or any of its Subsidiaries from (1) engaging or competing in any line of business, in any geographical location or with any Person, (2) selling, licensing, marketing, manufacturing or distributing any products or services of or to any other Person or in any geographic region, or (3) conducting any research or development activities.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any of the contracts listed in Section 4.18(a) (each a “Company Material Contract”) where such breach or default would reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Material Adverse Effect on the Company; provided, however, that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 4.19 Voting Requirements. The affirmative vote of holders of a majority of all the outstanding Shares entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement and approve the transactions contemplated hereby (the “Stockholder Approval”), is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.20 Insurance. Except as would not have a Material Adverse Effect on the Company, (a) all material insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the material insurance policies, and neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. Since January 1, 2012 through the date hereof, neither the Company nor any of its Subsidiaries (i) has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any material insurance policy maintained by the Company or any of its Subsidiaries or (ii) has made any material claim pursuant to any such insurance policy. The Company has heretofore made available to Parent true, correct and complete copies of all material insurance policies maintained by or on behalf of the Company. Except as set forth on Section 4.20 of the Company Disclosure Schedule, there are no self-insurance arrangements in effect as of the date of this Agreement with respect to the Company.

Section 4.21 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent all material terms of the agreements under which Morgan Stanley have agreed to provide services to the Company. Section 4.21 of the Company Disclosure Schedule sets forth the maximum aggregate fees (without including reimbursement for expenses) that may become payable to Morgan Stanley pursuant to any engagement or the fee letters between the Company and Morgan Stanley with respect to the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Shares (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders (the “Fairness Opinion”).

Section 4.23 Certain Business Practices. Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Subsidiary of the Company.

Section 4.24 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary under applicable Environmental Laws for the operation of their respective businesses as currently conducted, (ii) except as set forth on Section 4.24(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries contain any Hazardous Substance requiring investigation or remediation except in accordance with applicable Environmental Laws, (iii) to the Knowledge of the Company, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its Subsidiaries alleging violation of any Environmental Law, or arising from the off-site disposal, treatment, storage, or transportation of Hazardous Substances from the Company’s or any of its Subsidiaries’ operations, (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written request for information, order, consent decree, or settlement agreement with any Governmental Authority under any Environmental Laws that remains outstanding, (v) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has generated, stored, treated, disposed of, released, transported or arranged for transportation of any Hazardous Substance in violation of any applicable Environmental Law from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, which violation remains outstanding, and (vi) to the Knowledge of the Company, there are no sites or locations at which either the Company or any of its Subsidiaries is currently undertaking any investigative, remedial, response or corrective action as required by Environmental Laws. To the Knowledge of the Company, the Company has provided to Parent and Merger Sub all material and non-privileged environmental site assessments, audits, investigations and reports in the possession, custody or actual control of the Company or any of its Subsidiaries.

Section 4.25 Affiliate Transactions. Except for this Agreement and the Merger and as disclosed in any Company SEC Reports, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than the Company’s Subsidiaries) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.26 Suppliers. Since January 1, 2009, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any supplier listed on Section 4.26 of the Company Disclosure Schedule nor, to the Knowledge of the Company, has any supplier listed on Section 4.26 of the Company Disclosure Schedules notified the Company in writing that it intends to so terminate, cancel or materially curtail its business relationship with the Company, nor has there has been any termination, cancellation or material curtailment of the business relationship of the Company with any other supplier or suppliers which termination, cancellation or curtailment would, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 4.27 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the Merger. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries made available to Parent or Merger Sub in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the transactions contemplated by this Agreement, including the Merger, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Parent. Each of Parent and Merger Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Material Adverse Effect on Parent.

Section 5.2 Authorization; Validity of Agreement; Necessary Action.

(a) Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub (including by each of their respective boards of directors), and no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b) The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent), has (i) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(c) Parent, in its capacity as sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby by them will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or its Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which their properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Material Adverse Effect on Parent.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act, Securities Act or state blue sky laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) such filings as may be required in connection with the Taxes described in Section 10.3; (iv) such filings as may be required by the NASDAQ Listing Rules; (v) such other items required solely by reason of the participation of the Company (as opposed to any other third party) in the transactions contemplated hereby; (vi) compliance with and filings or notifications under the HSR Act and other applicable U.S. and non-U.S. competition, antitrust, merger control or investment Laws; and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Material Adverse Effect on Parent.

(c) No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

Section 5.4 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or as required in connection with the Debt Commitment. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 5.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion (or incorporation by reference) in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.6 Financing. Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter dated as of April 29, 2012 from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (together, “GS”), including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Debt Commitment Letter”), pursuant to which and subject to the terms and conditions thereof GS has agreed and committed to provide the financing described therein (the “Debt Commitment” and the funding in full of the net proceeds of the Debt Commitment in accordance with the terms and conditions set forth therein, together with the issuance by Parent or one of its Subsidiaries of senior notes as contemplated by the Debt Commitment Letter, the “Debt

Financing”). Parent has also delivered to the Company true, correct and complete copy of any fee letter in connection with the Debt Commitment Letter (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical amounts provided therein) (any such fee letter, a “Fee Letter”). As of the date of this Agreement, the Debt Commitment Letter in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent (subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent and Merger Sub, GS and any other lender that is a party to the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the obligations of GS (and any other lender that is a party to the Debt Commitment Letter) to fund in full the Debt Commitment contemplated by the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, there are no other agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and any Fee Letter. As of the date hereof, (i) the Debt Commitment Letter has not been modified or amended, (ii) no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach by Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto, under any term or condition of the Debt Commitment Letter and (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded. As of the date hereof, subject to the satisfaction of the conditions contained in Section 8.1 and Section 8.2 hereof, Parent and Merger Sub (x) do not have actual knowledge of any facts or occurrences that make any of the material assumptions in the Debt Commitment Letter inaccurate, (y) have no reason to believe that they will be unable to satisfy on a timely basis any condition of closing to be satisfied by them contained in the Debt Commitment Letter and (z) have no reason to believe that the Debt Commitment will not be made available to Parent as of the Effective Time. Subject to the terms and conditions of the Debt Commitment Letter and assuming the accuracy in all material respects of the Company’s representations and warranties in Article IV of this Agreement, the net proceeds contemplated from the Debt Financing (if made available to Parent), together with Parent’s available, unrestricted cash on hand, cash equivalents and marketable securities, will, in the aggregate, be sufficient for the payment of the aggregate consideration payable pursuant to Article III hereof and the satisfaction of all of Parent’s obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith (the “Required Amounts”). As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter and any Fee Letter.

Section 5.7 Share Ownership. As of the date of this Agreement, none of Parent, Merger Sub or any of their Subsidiaries owns, directly or indirectly, beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or of record, any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

Section 5.8 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) except as expressly and specifically covered by a representation or warranty set forth in Article IV, any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.

Section 5.9 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Material Adverse Effect on Parent, nor is there any Judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Material Adverse Effect on Parent.

Section 5.10 Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or approve the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.11 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Goldman, Sachs & Co. and Perella Weinberg Partners LP, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of the Company and Subsidiaries. Except for matters set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated, permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the termination of this

Agreement in accordance with the provisions of Article IX hereof, the Company shall, and shall cause each Subsidiary of the Company to, (i) conduct their respective businesses in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice, (ii) use its reasonable best efforts to preserve substantially intact its present business organization, and capital structure, and keep available the services of its present directors, executive officers and key employees, (iii) use its reasonable best efforts to maintain in effect all existing material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations necessary for the conduct of its businesses, and (iv) use its reasonable best efforts to seek to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated, permitted or required by this Agreement or as required by applicable Law, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time (or the earlier termination of this Agreement in accordance with the provisions of Article IX hereof), the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, do or agree to do, any of the following:

(a) adopt any change in its or their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except (i) in the case of Subsidiaries, for ordinary course changes and (ii) in the case of mergers or consolidations between the Company and any of its Subsidiaries or between any Subsidiaries of the Company;

(b) except as set forth in Section 6.1(b) of the Company Disclosure Schedule, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, or businesses (or any division thereof) except (A) in the ordinary course of the business of the Company and its Subsidiaries in a manner that is consistent with past practices, (B) capital expenditures in connection with the business of the Company in the ordinary course and consistent with past practices, (C) in a transaction or transactions (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $10 million in the aggregate for all such transactions, and (D) any such transactions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company;

(c) sell, lease or otherwise transfer, or create or incur any Lien (other than a Permitted Lien or other Lien which would not materially interfere with the use of property or assets owned by the Company or its Subsidiaries) on, any assets, properties, interests or businesses of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices, (B) sales of assets (not including sales of inventory in the ordinary course), properties, interests or businesses with sale prices (including any related assumed indebtedness) that do not exceed $10.0 million in the aggregate, (C) such transactions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company, (D) pursuant to any Company Material Contract as in effect as of the date of this Agreement, and (E) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated by this Agreement, including the Merger;

(d) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse the obligations of any Person, other than (A) the incurrence, assumption or guarantee of indebtedness between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or between any Subsidiaries of the Company, (B) the incurrence, assumption or guarantee of indebtedness not in excess of $5.0 million in the aggregate, (C) the incurrence of indebtedness under the Company’s existing credit facilities as in effect on the date hereof not in excess of $250.0 million at any time outstanding, or (D) the incurrence of indebtedness (which when aggregated with any indebtedness outstanding under the Company’s existing credit facilities, does not exceed $250.0 million) to replace, renew, extend, refinance or refund any indebtedness under the Company’s existing credit facilities, provided that any such replacement, renewal, extension, refinance or refund shall be on terms, taken as a whole, not less favorable to the Company than the terms of the Company’s existing credit facilities and provided, further, that any such replacement, renewal, extension, refinance or refund will not require the payment of any penalty, fee or other special charge in connection with the repayment of such indebtedness as of the Effective Date;

(e) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

(f) other than in connection with actions permitted by Section 6.1(b), make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10.0 million in the aggregate for all such loans, advances, contributions and investments, except for (A) transactions solely among the Company and/or Subsidiaries of the Company, or (B) as required by existing Company Material Contracts as in effect as of the date of this Agreement;

(g) enter into or amend any contract with any executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 1% or more of the Shares or the voting power of the Shares;

(h) (A) except to the extent automatically renewed, extended or expired pursuant to its terms, renew, extend, amend or terminate any Company Material Contract or (B) enter into any new agreement that would have been considered a Company Material Contract if it were entered into at or prior to the date hereof, in the case of clauses (A) and (B), other than in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices and subject to prior consultation with Parent, (C) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Subsidiary of the Company or liability or obligation owing to the Company or any Subsidiary of the Company under, any Company Material Contract, or (D) enter into any contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance);

(i) split, combine, subdivide or reclassify any Company Securities or amend the terms of any Company Securities;

(j) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a Subsidiary of the Company to its parent corporation in the ordinary course of business;

(k) enter into any agreement with respect to the voting of any Shares or other Company Securities;

(l) except as set forth in Section 6.1(l) of the Company Disclosure Schedule, issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of any Company Options in accordance with their terms as in effect on the date hereof, (B) the issuance of any Shares pursuant to Company Performance Shares or the exercise of any Company Options outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement, (C) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Company Restricted Stock, (D) the acquisition by the Company of Company Options, or Company Restricted Stock in connection with the forfeiture of such awards in accordance with their terms as in effect on the date hereof; (E) issuances pursuant to the terms of the ESPP (and in accordance with the provision of Section 3.3(d) hereof), (F) the grant of 2012 Options to newly hired employees or in connection with the promotion of existing employees, in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices, provided such 2012 Options are granted at an exercise price not less than the fair market value of a share of Common Stock as of the date of grant, and (G) acquisitions by or issuances under Company Benefit Plans identified in Section 6.1(l) of the Company Disclosure Schedule in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;

(m) except with respect to Tax matters, which are governed by Section 6.1(n), and except as otherwise provided in Section 7.10 with respect to any claim, action, suit, proceeding, arbitration, mediation or investigation referred to therein, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that (A) do not exceed (net of insurance proceeds) individually or in the aggregate the amounts set forth on Section 6.1(m)(A) of the Company Disclosure Schedule or (B) do not impose any material restrictions on the business or operations of the Company and its Subsidiaries, taken as a whole;

(n) make or change any material income Tax election, settle or compromise any material income Tax liability of the Company and its Subsidiaries (other than with respect to any Tax liability arising from any Audit disclosed on Section 4.12(b) of the Company Disclosure Schedule) for an amount that is materially in excess of the reserve for such Tax liability that is reflected in the financial statements of the Company for the period ended December 31, 2011 that are included in the Company SEC Reports, file any amended Tax

Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, except (A) in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices, (B) to the extent required by Law, or (C) in the case of mergers, consolidations or internal liquidations between the Company and any of its Subsidiaries or between any Subsidiaries of the Company; provided, however, in the case of the filing of any material income Tax Return in respect of the Company or any Subsidiary, the Company shall provide to Parent a draft of such Tax Return, and consult in good faith in respect of such Tax Return, and the Company shall not file, or shall not cause such Tax Return to be filed, prior to the tenth (10th) Business Day prior to the due date for the filing of such Tax Return as determined after taking into account, and filing for, the maximum extension period available under applicable Law. Notwithstanding the foregoing, the Company and any of its Subsidiaries shall be entitled to make a material income Tax election so long as the Company consults in good faith with Parent prior to making or filing any such material income Tax election.

(o) make any material change in its financial accounting methods or method of Tax accounting (other than in respect of any method of depreciation), principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries (other than inactive or shell Subsidiaries), except (A) insofar as may be required by a change in regulatory accounting standards and practice, GAAP (or any interpretation thereof) or Law, (B) insofar as may be required by a Governmental Authority or a quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (C) as disclosed in the Company SEC Reports;

(p) adopt or enter into a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries (other than inactive or shell Subsidiaries that are immaterial), or enter into a letter of intent or agreement in principle with respect thereto, except in each case in the case of any liquidation or dissolution of a Subsidiary into the Company or into any direct or indirect wholly owned Subsidiary of the Company;

(q) other than as required by applicable Law, by the terms of any Company Benefit Plan or agreement existing on the date hereof, or in the ordinary course of business: (A) make any material change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants (except in connection with the hiring of any person as an employee of the Company) or (B) enter into or make any loans to any of its officers, directors, employees, Affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Benefit Plan or otherwise;

(r) other than as required by applicable Law or as required under the terms of any Company Benefit Plan or agreement existing on the date hereof: (A) pay or, except in accordance with GAAP, make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement or any existing arrangement with any officer, director, or employee, or pay or, except in accordance with GAAP, agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days; or (B) adopt or pay, grant, issue, accelerate or accrue salary or other material payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Equity Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company director, officer, employee or agent, whether past or present or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(s) except as publicly announced prior to the date hereof, announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, in each case, that is material to the Company, other than routine employee terminations or terminations that would not trigger notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law;

(t) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that would be reasonably expected to, after the Effective Time, limit or restrict in any material respect Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries), from engaging or competing in any material line of business in which such Person engages in as of the date hereof, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business) existing as of the date hereof;

(u) revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

(v) except as required by applicable Law or the Company’s 2012 Annual Meeting, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Stockholders’ Meeting;

(w) enter into any new line of business outside of its existing businesses;

(x) fail to use reasonable best efforts to maintain in full force and effect insurance coverage for the Company and its Subsidiaries and their respective properties, assets and businesses that is substantially similar to the insurance coverage maintained on the date hereof;

(y) amend or modify in any material respect or terminate any material lease for real property, or enter into any new lease for real property (except in the ordinary course of business consistent with past practice), or enter into any contracts for the purchase or sale of real property with a purchase or sale price in excess of $5.0 million individually or $15 million in the aggregate;

(z) amend or modify the letter of engagement of any current Financial Advisor in a manner that materially increases the fee or commission payable by the Company;

(aa) other than as expressly permitted by Section 7.5, take any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, result in (A) any conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or (B) a violation of any provision of this Agreement, except, in each of the foregoing cases, as may be required by applicable Law, except that in the case of (A) or (B) actions or omissions permitted under this Agreement that a party proves were taken in good faith and without any intention of delaying or impeding the consummation of the Merger shall not be deemed to be violative of the foregoing; or

(bb) authorize, agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, any action taken by the Company or any of its Subsidiaries with the written consent of Parent in accordance with this Section 6.1 shall not constitute a misrepresentation or breach of any representation or warranty or any covenant.

Section 6.2 Conduct of Parent and Merger Sub. Neither Parent nor Merger Sub shall take (or permit its Affiliates to take) any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, result in any conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4 Operations of Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not engage in any business activities and shall not have incurred any liabilities or obligations, or guaranteed any indebtedness, other than as specifically contemplated herein or as may be required in connection with the Debt Financing.

Section 6.5 Ownership of Shares. Prior to the Effective Time, none of Parent or Merger Sub or their respective Subsidiaries shall own (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective Subsidiaries shall hold any rights to acquire any Shares except pursuant to this Agreement.

Section 6.6 ESPP Termination. Unless otherwise directed in writing by Parent, the Board of Directors will authorize the termination of the ESPP, effective no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence of the adoption of such resolutions to terminate the ESPP. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. Immediately prior to such termination, the Company will cause the administrator of the ESPP to issue to each participant thereunder a certificate or certificates representing the full number of Shares accumulated in each participant’s accounts and a check for the net proceeds of any fractional share in each such participant’s account.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event, within fifteen (15) Business Days hereof), the Company shall prepare, and shall cause to be filed with the SEC in preliminary form, a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Proxy Statement shall (i) state that the Board of Directors has unanimously (A) approved this Agreement and the transactions contemplated hereby, (B) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company Stockholders, and (C) include the recommendation of the Board of Directors that the Company Stockholders vote to adopt this Agreement and approve the transactions contemplated thereby, including the Merger (such recommendation described in this clause (C) the “Recommendation”) (except to the extent that the Company effects a Recommendation Withdrawal in accordance with Section 7.5(d) of this Agreement); (ii) include a copy of the Fairness Opinion and (iii) include a copy of Section 262 of the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information expressly supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and its counsel a reasonable opportunity to review and propose comments on any written response to any such written comments of the SEC or its staff prior to filing such response. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, the Company shall provide Parent a reasonable opportunity to review and to propose comments on the Proxy Statement.

(b) Covenants of Parent with Respect to the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub expressly supplied by or on behalf of it for inclusion or incorporation by reference in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information expressly supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement promptly following request therefore from the Company.

(c) Stockholders’ Meeting; Mailing of Proxy Statement. The Company shall use reasonable best efforts in accordance with and subject to Delaware Law, the Company Charter Documents and the NASDAQ Listing Rules to cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable after the Proxy Statement Clearance Date for the purpose of voting on the adoption of this Agreement and the approval of the transactions contemplated thereby, including the Merger. In connection with the Stockholders’ Meeting, the Company shall (i) cause the Proxy Statement (prepared in accordance with Section 7.1) and all other proxy materials for such meeting to be mailed to the Company Stockholders as promptly as practicable after the Proxy Statement Clearance Date, (ii) use reasonable best efforts to obtain the Stockholder Approval and (iii) use reasonable best efforts to otherwise comply with all legal requirements applicable to the Stockholders’ Meeting. The Company may adjourn or postpone the Stockholders’ Meeting (i) with the prior written consent of Parent, (ii) for the absence of a quorum, (iii) subject to and in compliance with Section 7.5, only to the extent necessary to allow additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors has determined is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Stockholders’ Meeting, or (iv) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Stockholders’ Meeting to obtain the Stockholder Approval; provided, however, that in the case of clauses (ii), (iii) and (iv), the Stockholders’ Meeting shall not be postponed, in the aggregate, for more than thirty (30) calendar days from the originally scheduled date of the Stockholders’ Meeting without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with the terms hereof, this Agreement and the Merger shall be submitted to Company Stockholders at the Stockholders’ Meeting whether or not (x) the Board of Directors shall have effected a Recommendation Withdrawal or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties hereto, and an appropriate amendment or a supplement describing such event or circumstance shall be filed with the SEC as promptly as reasonably practicable and, to the extent required by Law, disseminated to the Company Stockholders. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act and, as applicable, to cause any information supplied by or on such party’s behalf, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and Merger Sub shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to cooperate with each other and to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all acts necessary to cause (A) in the case of the Company, the conditions to the Closing set forth in Section 8.1 or Section 8.2 to be satisfied, or (B) in the case of Parent and Merger Sub, the conditions to the Closing set forth in Section 8.1 or Section 8.3 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all consents, approvals, orders, waivers and authorizations of, actions or nonactions by, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to any Regulatory Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by, any Governmental Authority; (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out the purposes of this Agreement; provided, however, that all obligations of the Company, Parent and Merger Sub relating to the Debt Financing shall be governed exclusively by Section 7.13, and not this Section 7.2.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, (y) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (z) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(c) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 7.2 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts, subject to applicable Laws, to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior consultation with the Company and after considering the Company’s views, to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.2, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which could prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(e) In furtherance and not in limitation of the covenants of the parties in this Section 7.2, Parent hereby agrees that the “reasonable best efforts” standard shall require, if necessary, Parent to, and to cause any of its Subsidiaries or other Affiliates to, (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, and (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent (or any of its Subsidiaries or other Affiliates), and (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates); provided that Parent’s obligations under clauses (i) and (ii) above shall only apply to assets, licenses, operations, rights, product lines, businesses or interests therein of Parent (or any of its Subsidiaries or other Affiliates) which, in the aggregate, generated less than $58.0 million of the combined consolidated revenues of Parent and its Subsidiaries during Parent’s fiscal year ended September 24, 2011; provided further, however, that nothing in this Agreement shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger or the other transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law.

(f) Subject to the obligations under Section 7.2(d), in the event that any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall use its respective reasonable best efforts to cooperate in all respects with each other and to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 7.3 Access to Information.

(a) Prior to the Effective Time, the Company will provide, and will cause its Subsidiaries and its and their respective Representatives to provide, Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice, (i) such reasonable access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent, Merger Sub or such Representatives reasonably may request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries, and (ii) all documents that Parent or its authorized Representatives reasonably may request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section 7.3, the Company shall not be required to provide access to any information or documents (i) which it reasonably believes it may not provide Parent, Merger Sub and their respective Representatives by reason of applicable Law (including any Regulatory Laws), (ii) which the Company or any Subsidiary of the Company is required to keep confidential by reason of contract or agreement with third parties, or (iii) which it reasonably believes would constitute a waiver of the attorney-client or other privilege held by the Company. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Prior to the Effective Time, neither Parent nor Merger Sub shall, and Parent and Merger Sub shall cause each of their respective Representatives not to, use any information acquired pursuant to this Section 7.3 for any purpose unrelated to this Agreement or the consummation of the transactions contemplated hereby.

(c) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(d) All information obtained pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.4 Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.5 Non-Solicitation and Recommendation Withdrawal.

(a) Subject to the remainder of this Section 7.5, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company agrees that it shall not, and that it shall cause its Subsidiaries and its and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, Affiliates and other representatives (“Representatives”) not to: (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) or take any other action designed to facilitate the submission of any inquiries, proposals or offers that constitute or that could reasonably be expected to lead to any Company Acquisition Proposal (as hereinafter defined) or engage in any discussions or negotiations with, furnish non-public information relating to the Company to, or otherwise cooperate with, any Person other than Parent, Merger Sub and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, Affiliates and other representatives (any such other Person, a “Third Party”) with respect to the submission of any inquiries, proposals or offers that constitute or that could reasonably be expected to lead to, any Company Acquisition Proposal, (ii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company Charter Documents, inapplicable to any transaction contemplated by a Company Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle or other similar agreement, arrangement or understanding, or acquisition or merger agreement or other similar definitive agreement, arrangement or understanding (other than an Acceptable Confidentiality Agreement) relating to, or that may reasonably be expected to lead to, any Company Acquisition Proposal; (iv) withhold, withdraw, qualify or modify in a manner adverse to Parent (it being understood that taking a neutral position or no position with respect to any Company Acquisition Proposal shall be considered to modify), or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Parent or take any action or make any statement materially inconsistent with, the Recommendation (a “Recommendation Withdrawal”); or (v) resolve, propose or agree to do any of the foregoing related to any Company Acquisition Proposal. Notwithstanding anything herein to the contrary, the Company may waive the terms of a standstill agreement in effect as of the date of this Agreement if and only if the terms of such standstill agreement require the Company to invite the counterparty to submit a Company Acquisition Proposal, and if the other party to such standstill agreement expressly requests such a waiver then the Company shall grant such a waiver solely to the extent necessary to enable such other party to submit a bona fide written, unsolicited Company Acquisition Proposal in accordance with the terms of this Agreement, and otherwise to enable the Company to take any other actions, and only such actions, expressly permitted to be taken by the Company pursuant to Section 7.5 following the submission by such other party of a bona fide written unsolicited Company Acquisition Proposal as if such standstill agreement were not in effect.

(b) Notwithstanding anything to the contrary contained in Section 7.5(a), if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval (but in no event after obtaining the Stockholder Approval), (i) the Company has received a bona fide written, unsolicited Company Acquisition Proposal that did not otherwise result from a breach of this Section 7.5 or any standstill or similar agreement, from a Third Party and (ii) the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Company Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as hereinafter defined), then the Company may, subject to compliance with Section 7.5(c), (A) furnish non-public information with respect to the Company and its Subsidiaries to the Third Party making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Third Party making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, however, that the Company (x) will not, and will cause its Representatives not to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement (as hereinafter defined), and (y) will as promptly as reasonably practicable (but in no event later than 24 hours) after it is provided to such Third Party provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such Third Party which was not previously provided to Parent; and provided, further, that the Company will not take any of the actions described in (A) or (B) above unless and until the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take that action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.

(c) The Board of Directors shall not take any of the actions referred to in clauses (A) and (B) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least one (1) Business Day prior to taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 36 hours) after receipt by any Representative of any Company Acquisition Proposal, or of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party in connection with a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any Company Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request and promptly (but in no event later than 24 hours) provide Parent with copies of all written correspondence or communications sent or provided to or by the Company and its Representatives in connection with any Company Acquisition Proposal.

(d) Neither the Board of Directors nor any committee thereof shall, directly or indirectly, (i) effect a Recommendation Withdrawal (subject to the next following sentence in this Section 7.5(d)) or (ii) approve any letter of intent, memorandum of understanding, term sheet, agreement in principle or similar definitive agreement, arrangement or understanding, or acquisition or merger agreement or other similar agreement, arrangement or understanding (other than an Acceptable Confidentiality Agreement) relating to, or that may reasonably be expected to lead to, any Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval (but in no event after obtaining the Stockholder Approval), the Board of Directors may, (A) in response to a Superior Proposal, effect a Recommendation Withdrawal, provided that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law or (B) in response to an Intervening Event, effect a Recommendation Withdrawal provided that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, and provided, further, that in either case the Board of Directors shall not effect a Recommendation Withdrawal, unless the Company (w) notifies Parent, in writing, at least four (4) Business Days before taking that action advising Parent that the Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail (including, if applicable, a copy of any draft definitive agreement with respect to any Superior Proposal), (x) during such four (4) Business Day period, if requested by Parent, engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Recommendation Withdrawal, and (y) if the contemplated Recommendation Withdrawal is in response to a Superior Proposal, during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments so that such Superior Proposal no longer constitutes a Superior Proposal. The parties agree that if there is any proposed amendment to the financial terms of a Superior Proposal or any other material terms thereof, such proposed amendment shall require a new written notification from the Company to Parent and an additional four (4) Business Day period that satisfies this Section 7.5(d).

(e) The Company shall, and shall cause its Subsidiaries and its Representatives to, cease immediately and cause to be terminated any existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Company Acquisition Proposal and shall request that any such Third Party (or its agents or advisors) in possession of confidential information about the Company or its Subsidiaries that was previously furnished to such Third Party by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information.

(f) Nothing in this Agreement shall prohibit the Company or the Board of Directors, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company Stockholders) if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to Company Stockholders under applicable Law; provided, however, that neither the Board of Directors nor any committee thereof shall, except as expressly permitted by Section 7.5(d) effect a Recommendation Withdrawal or approve or recommend, or publicly propose to approve or recommend a Company Acquisition Proposal.

(g) Without limiting the foregoing, any violation of the restrictions set forth in this Section 7.5 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.5 by the Company.

(h) As used in this Agreement, the term:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, “standstill” and non-solicitation provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such agreement shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under this Section 7.5;

(ii) “Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal, indication of interest or offer from any Person or group of persons other than Parent, Merger Sub or their respective Affiliates relating to (A) any direct or indirect acquisition or purchase of assets that constitute fifteen percent (15%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of fifteen percent (15%) or more of any class or series of Company Securities, (C) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning fifteen percent (15%) or more of any class or series of capital stock of the Company, or (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole); and

(iii) “Intervening Event” means a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors nor reasonably foreseeable as of or prior to the date hereof, provided, that (i) in no event shall any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 7.2 of this Agreement and the consequence of any such action, constitute an Intervening Event, (ii) in no event shall the receipt, existence of or terms of an Company Acquisition Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event, and (iii) in no event shall such Intervening Event result from a change in the market price of the Common Stock of the Company.

(iv) “Superior Proposal” means a written, bona fide, unsolicited Company Acquisition Proposal (for this purpose, substituting “a majority” for each reference to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal) that did not result from a breach of this Section 7.5 or any standstill or similar agreement that the Board of Directors in good faith determines, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to the Company Stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated hereby (x) after taking into account such factors as the Board of Directors considers to be appropriate (including the likelihood of consummation of such transaction on the terms set forth therein and the legal, regulatory and other aspects of such proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances), and (y) after taking into account any changes to the terms of this Agreement proposed by Parent in response to such Company Acquisition Proposal or otherwise.

Section 7.6 Director and Officer Liability.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing), in the same manner as provided by the Company immediately prior to the date of this Agreement, each present and former director, officer and employee of the Company and its Subsidiaries (in all of their capacities), including any person who becomes a director, officer or employee prior to the Effective Time (collectively, the “Indemnified Parties”), against any costs (including amounts paid in settlement or compromise) or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, penalties, losses, claims, damages or liabilities in connection with any claim, suit, action, Proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted or claimed, based on, arising out of or pertaining to, in whole or in part

(A) the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (B) acts or omissions by an Indemnified Party in the Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of any other corporation, limited liability company, partnership, joint venture, trust or other business (including any employee benefit plan)), in each case under (A) or (B), at or prior to the Effective Time (including with respect to any claim, suit, action, Proceeding or investigation or any acts or omissions relating, in whole or in part, to the transactions contemplated by this Agreement), in all such cases to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnified Parties in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (A) the Company Charter Documents and the Company’s Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) as in effect on the date of this Agreement, and (B) any indemnification agreement or other applicable contract of the Company or any of the Company’s Subsidiaries, which shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect in accordance with their respective terms.

(b) For six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for acts or omissions occurring at or prior to the Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of the Company on terms with respect to coverage, retentions and limits of liability and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds three hundred percent (300%) of such annual premium, the Surviving Corporation shall obtain policies with the greatest coverage available for a cost not exceeding such amount. The Surviving Corporation’s obligations under this Section 7.6(b) may be satisfied by Parent or, with the approval of Parent (such approval not to be unreasonably withheld), the Company, purchasing a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each person covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for acts or omissions occurring at or prior to the Effective Time, and (iii) contains terms with respect to coverage, retentions and limits of liability and in amounts that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement. If such “tail” policy has been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policy in full force and effect, for its full term, and shall honor all obligations thereunder.

(c) Without limiting the provisions of Section 7.6(a), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect for six (6) years after the Effective Time in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties; provided, however, that all rights to indemnification in respect of any claim, suit, action, Proceeding or investigation pending or asserted or any claim made within such period shall continue until the disposition of such claim, suit, action, Proceeding or investigation or resolution thereof. In addition, for a period of six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay any expenses (including attorneys’ fees and expenses and disbursements) of any Indemnified Party under this Section 7.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.6) as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(d) The provisions of this Section 7.6 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her successors, heirs or Representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have under the Company Charter Documents, the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under any applicable Law, by contract or otherwise.

(e) Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 7.6 shall survive the consummation of the Merger indefinitely and shall be binding on the successors and assigns of Parent, the Surviving Corporation and its Subsidiaries. If Parent or the Surviving Corporation, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to and honor the indemnification obligations set forth in this Section 7.6.

Section 7.7 Public Announcements. Except with respect to any Recommendation Withdrawal in accordance with Section 7.5(d) or any action taken pursuant to, and in accordance with, Section 7.5 or Article IX, so long as this Agreement is in effect, the parties will consult with each other, and use reasonable best efforts to accommodate the comments (including as to timing) of the other, before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby. No party hereto or any of its respective Affiliates or representatives will issue any such press release or make any such other public statement or schedule any such press conference or conference call prior to such consultation, except to the extent the disclosing party determines it is required to do so by applicable Law or any listing agreement with or the listing rules of a national stock exchange, in which case that party will use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Section 7.8 Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate in any material respect; or (ii) the receipt of any notice or other communication from any Governmental Authority in connection with this Agreement, the Merger or any of the other transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or the consummation of the Merger or any of the other transactions contemplated hereby; or (iii) any failure of the Company, Parent or Merger Sub, as the case may be, to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement; provided, however, that (x) the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and (y) the failure to comply with this Section 7.8 shall not constitute the failure of any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement to be satisfied unless the underlying event would independently result in the failure of such a condition to be so satisfied.

Section 7.9 Employee Matters.

(a) For a period of not less than one (1) year following the Effective Time, Parent shall provide all individuals who are employees of the Company and its Subsidiaries on the Effective Time so long as they remain employees of the Company or its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Effective Time (taken as a whole, the “Affected Employees”), with (i) annual base salary or hourly wage rates no less than the annual base salary or hourly wage rates as in effect for such Affected Employee as of the Effective Time and (ii) other compensation and employee benefits (whether pursuant to compensation or benefit plans maintained by Parent, the Surviving Corporation or any other Subsidiary of Parent) that are no less favorable, in the aggregate, than the other compensation and employee benefits that are provided generally to similarly situated employees of Parent; provided, however, that (x) for purposes of determining “other compensation and employee benefits” required to be provided pursuant to clause (ii) above, incentive compensation, change in control bonuses, supplemental executive retirement benefits and any benefits that may result in excise taxes being imposed on the Company or the Surviving Corporation shall be excluded. Nothing contained in this Section 7.9 shall be deemed to grant any Affected Employee any right to continued employment after the

Effective Time nor to preclude Parent or its Subsidiaries from terminating the employment of any Affected Employee for any reason or for no reason at any time following the Effective Time. Additionally, nothing contained in this Section 7.9 shall be deemed to grant any Affected Employee any right to any specific type or amount of, or eligibility for, any compensation or benefit under any specific incentive compensation plan or employee benefit plan.

(b) As of and after the Effective Time, the Surviving Corporation shall to the extent permitted by applicable Law or plan terms use reasonable best efforts to provide any Affected Employees with credit for employment with the Company for purposes of determining eligibility and vesting under any Parent employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Affected Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Affected Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Company immediately prior to the Effective Time under any similar Company Benefit Plan. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Affected Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) For a period of at least two (2) years following the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, pay to any Affected Employee whose service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) is terminated during such two (2) year period severance benefits that are not less favorable than the greater of (i) those severance benefits provided to such Affected Employees under the terms of any individual employment agreement to which such individual is a party in accordance with the terms thereof as of the date hereof or any Company severance plan, program, policy or guideline in which such individual is eligible to participate as of the date hereof, and (ii) those severance benefits provided to similarly situated employees of Parent and its Affiliates (other than the Surviving Corporation and its Subsidiaries).

(d) The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any person (including for the avoidance of doubt any Company Employees or Affected Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement, or (ii) constitute an amendment or modification of any Company Benefit Plan.

Section 7.10 Transaction Litigation. Parent and the Company shall promptly advise each other orally and in writing of any claim, action, suit, proceeding, arbitration, mediation, or investigation commenced or, to the Knowledge of the Company on the one hand and to the knowledge of Parent on the other hand, threatened prior to the Effective Time against

Parent or the Company, as the case may be, or any of their respective directors, relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and shall keep each other reasonably informed regarding any such occurrence. The Company shall give Parent the opportunity to participate in the defense, negotiation, or settlement of any litigation against the Company and/or its directors and/or executive officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give the Company the opportunity to participate in the defense, negotiation, or settlement of any stockholder litigation against Parent and/or its directors and/or executive officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under this Section 7.10, each of Parent and the Company shall cooperate, shall cause their respective Subsidiaries to cooperate, and shall use its reasonable best efforts to cause their respective directors, officers, employees and Representatives to cooperate, in the defense of such stockholder litigation.

Section 7.11 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary (including, after the Effective Time, the Surviving Corporation) to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action (and, after the Effective Time, an undertaking on the part of the Surviving Corporation to cause such Subsidiary to take such action).

Section 7.12 Parent Representatives. Parent hereby designates the two officers of Parent set forth on Section 7.12 of the Parent Disclosure Schedule, or such other officers as Parent may designate upon written notice to the Company (the “Parent Representatives”), to be responsible for determining whether consent to any action prohibited by Section 6.1 shall be given by Parent. The Parent Representatives shall respond promptly in writing to any request for consent to the taking of any action under Section 6.1. The Company may rely on any consent or response given by any of the Parent Representatives.

Section 7.13 Financing.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment for the commitment period set forth therein, (ii) comply with its obligations under the Debt Commitment Letter; (iii) negotiate, execute and deliver definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Commitment Letter (any such agreements the “Financing Agreements”) on the terms and conditions contemplated by the Debt Commitment Letter and any Fee Letter, (iv) satisfy on a timely basis all the conditions to obtaining the Debt Financing set forth in the Debt Commitment

Letter and the Financing Agreements that are within the control of Parent or Merger Sub and upon satisfaction of such conditions, consummate the Debt Financing at or prior to the Closing; provided that under no circumstances shall Parent or any of its Subsidiaries be required to sell, dispose or otherwise transfer any assets in order to satisfy any conditions in the Debt Commitment Letter or in order to arrange or obtain the Debt Financing. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the Debt Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources (including to reduce the amount of the Debt Financing), provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or the Financing Agreements that amends the Debt Financing and/or substitutes all or any portion of the Debt Financing (A) shall not expand upon the conditions precedent to the Debt Financing on the Closing Date of the Financing as set forth in the original Debt Commitment Letter or the Financing Agreements, (B) shall provide for a financing amount (which when added to Parent’s available, unrestricted cash on hand, cash equivalents and marketable securities) will not be less than the amount necessary to satisfy the Required Amounts in full, and (C) shall not prevent or delay the consummation of the Merger beyond the Outside Date. If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that is reasonably likely to result in any portion of the Debt Financing becoming unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Letter and such portion is reasonably required to satisfy the Required Amounts in full, Parent shall use its reasonable best efforts to seek to arrange and obtain alternative debt financing from the same and/or alternative financing institutions in an amount sufficient to consummate the transactions contemplated by this Agreement, upon terms and conditions not materially less favorable in the aggregate to Parent or Merger Sub than those in the Debt Commitment Letter or the Financing Agreement, a copy of which shall be promptly provided to the Company. Any reference in this Agreement to (i) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, modified, replaced, or supplemented in compliance with this Section 7.13 and (ii) “Debt Commitment Letter” shall include such documents as amended, modified, replaced or supplemented in compliance with this Section 7.13. Parent shall give the Company notice promptly after Parent becomes aware of (x) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or Financing Agreement, (y) of the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any (A) breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Financing Agreement of any provisions of the Debt Commitment Letter or any Financing Agreement or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or Financing Agreement and (z) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Financing Agreements. Parent shall provide to the Company copies of all documents related to the Debt Financing (including, without limitation, the Financing Agreements and excluding any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters). Parent shall keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (or any replacement financing). For the avoidance of doubt, the syndication of the Debt Financing to the extent permitted by the Debt Commitment Letter shall not be deemed to violate Parent or Merger Sub’s obligations under this Agreement.

(b) The Company shall provide, and shall cause each of its Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective Representatives (including its legal, tax, regulatory and accounting advisors), to provide, at Parent’s sole expense, such cooperation in connection with the Debt Financing as Parent shall reasonably request, including using its reasonable best efforts to (i) provide, as promptly as reasonably practicable, to Parent and its Financing Sources information relating to the Company and its Subsidiaries (including information to be used in the preparation of a customary information package regarding the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries customary for financings similar to the Debt Financing) to the extent reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Debt Financing as contemplated by the Debt Commitment Letter, (ii) cause its senior management and other appropriate employees of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with GS or any other party acting as a lead arranger for the Debt Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions), sessions with the rating agencies and otherwise cooperating with marketing efforts, (iii) assist Parent and its Financing Sources with the preparation of (A) any customary offering documents, private placement memoranda, bank information memoranda, Form 8-Ks, registration statements, prospectuses and similar documents (including historical and pro forma financial statements and information customarily included in such documents or required by the rules and regulations under the Securities Act) required in connection with the Debt Financing (it being understood that any such documents, memoranda, or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor), and (B) materials for rating agency presentations, (iv) without limiting the generality of clause (iii) above, furnish Parent and Merger Sub, as promptly as practicable, with all financial statements and financial and other data and information regarding the Company and its Subsidiaries of the type required in a registration statement on Form S-1 or by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including historical and pro forma financial statements and information) and otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to such financial information, (v) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (vi) use reasonable best efforts to cooperate with Parent and Parent’s advisors to obtain customary and reasonable legal opinions as reasonably requested by Parent, (vii) execute and deliver any credit agreements and other loan documents, underwriting or note purchase agreements, indentures, currency or interest hedging agreements, customary certificates (but, for the avoidance of doubt, excluding any certificate with respect to solvency matters) or other agreements; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreements shall be effective until the Effective Time, (viii) use its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including using reasonable best efforts to provide customary comfort letters to the underwriters and to provide customary consents to inclusion of their audit reports in registration statements of the Company, (ix) provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities, and (x) cooperate reasonably with Parent’s Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided that, in each case until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (1) be required to pay any commitment or other similar fee, (2) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), (3) unless promptly reimbursed by Parent, be required to incur any expenses in connection with the Debt Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (4) be required to take any action in their capacity as a director of the Company or any of its Subsidiaries with respect to the Debt Financing (or any alternative financing) (provided that the Company shall cooperate with Parent, if requested by Parent, to appoint Parent’s designees to the Board of Directors or similar governing bodies of the Subsidiaries of the Company, as of the Effective Time, for the purpose of taking corporate action related to the Debt Financing as of the Effective Time). In the event that the Debt Commitment Letter or the Financing Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 7.13(a), or if Parent substitutes other debt or equity financing for all or a portion of the Debt Financing in accordance with Section 7.13(a), the Company shall comply with its covenants in the foregoing provisions of this Section 7.13(b) with respect to the Debt Commitment Letter or the Financing Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other debt financing to the same extent that the Company would have been obligated to comply with respect to the Debt Financing.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, Section 7.13(b), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to Section 7.13(b).

Section 7.14 Resignation of Directors. At the Closing, if requested by Parent, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of any or all of the directors of the Company or any Subsidiary of the Company, effective at the Effective Time.

Section 7.15 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a certification to the effect that the Shares do not constitute “U.S. real property interests” within the meaning of Code Section 897(c)(1) and a notice form that meets the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing (a “FIRPTA Certificate”); provided that, if the Company fails or is unable to comply with this Section 7.14, the Merger shall nonetheless close and Parent may withhold or cause to be withheld from the Merger Consideration and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Parent.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver, if permissible under applicable Law) on or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained, in accordance with Delaware Law;

(b) No Injunctions or Restraints; Illegality. No Restraint shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger;

(c) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act and under any similar foreign statutes and regulations applicable to the Merger shall have expired, terminated or where applicable, approvals have been obtained (except where the failure of which to expire, terminate or be obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company and Parent, taken as a whole, or would not reasonably be expected to result in criminal liability); and

(d) Consents and Approvals. Other than the filing of the Certificate of Merger and the filings pursuant to the HSR Act or any other Regulatory Law (which are addressed in Section 8.1(c)), all consents, approvals and actions of, filings with or notices to any Governmental Authority required of the Company, Parent or any of their respective Subsidiaries to consummate the Merger or the other transactions contemplated hereby shall have been obtained, except those that would not reasonably be expected to materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of the Company and Parent via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver, if permissible under applicable Law) on or prior to the Closing of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the Fundamental Representations shall be true and correct at and as of the Effective Time in all material respects as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true in all material respects as of such earlier date); and (iii) the representations and warranties of the Company (other than the Fundamental Representations) that are contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (which shall, for the purposes of this Section 8.2(a), be read without any qualification contained therein as to materiality or Material Adverse Effect of the Company) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect on the Company;

(b) No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing;

(c) Holders of no greater than ten percent (10%) of the issued and outstanding shares of Common Stock shall have demanded appraisal for such shares in accordance with Delaware Law (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing; and

(d) Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the chief executive officer or another senior officer of the Company to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver, if permissible under applicable Law) on or prior to the Closing of the following further conditions:

(a) (i) Each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Sub (except the representations or warranties in Section 5.2 (Authorization; Validity of Agreement; Necessary Action)) that are contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (which shall, for the purposes of this Section 8.3(a), be read without any qualification contained therein as to materiality or Material Adverse Effect on Parent) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) the representations and warranties of Parent and Merger Sub contained in Section 5.2 (Authorization; Validity of Agreement; Necessary Action), which shall, for the purposes of this Section 8.3(a), be read without any qualification contained therein as to materiality or Material Adverse Effect on Parent, shall be true at and as of the Effective Time in all material respects as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true in all material respects as of such earlier date); and

(b) The Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent by the chief executive officer or another senior officer of Parent to the foregoing effect.

ARTICLE IX

TERMINATION

Section 9.1 Termination Prior to Effective Time. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether or not Stockholder Approval has been obtained, except as otherwise specifically indicated below) by action taken or authorized by the board of directors of the terminating party:

(a) by mutual written consent of the Company, on the one hand, and Parent, on the other hand;

(b) by either the Company, on the one hand, or Parent, on the other hand, if:

(i) the Merger shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, which was the principal cause of the failure of any of the conditions to the Merger set forth in Article VIII hereto to be satisfied on or before the Outside Date; and provided further, however, that if, as of the Outside Date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), other than the conditions set forth in Section 8.1(c) due to the failure to receive any required consent or clearance under any applicable Regulatory Law from a Governmental Authority of competent jurisdiction or any action by any Governmental Authority of competent jurisdiction to prevent the Merger for antitrust reasons, then Parent or the Company may extend the Outside Date to the nine (9) month anniversary of the date of this Agreement, in which case the Outside Date shall be deemed for all purposes such date, and provided, further, however, that if as of October 1, 2012, either of the conditions to closing set forth in Section 8.1(a) or Section 8.1(c) shall not have been satisfied and this Agreement has not, as of such date, been terminated, and thereafter both of such conditions are satisfied on or prior to October 29, 2012, then Parent or the Company may extend the Outside Date to the twentieth (20th) Business Day following the date upon which the last of the conditions to closing set forth in Section 8.1(a) or Section 8.1(c) was satisfied in order to complete the financing required to consummate the transaction, but in no event later than November 30, 2012, in which case the Outside Date shall be deemed for all purposes such date.

(ii) there shall be any final and nonappealable Law or any Governmental Authority issues any order or takes any other action that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, which was the principal cause of the issuance of such order or taking of such other action;

(iii) at the Stockholders’ Meeting (including any adjournment or postponement thereof) the Stockholder Approval shall not have been obtained upon a vote taken with respect to the adoption of this Agreement and approval of the transactions contemplated hereby;

(c) by the Company if:

(i) a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (other than the failure of Parent to consummate the Merger as a result of a Financing Failure) shall have occurred which would cause any of the conditions set forth in Section 8.3(a) not to be satisfied, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (A) ten (10) Business Days following written notice to Parent by the Company of such breach and (B) the Outside Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2, not to be satisfied;

(ii) the Board of Directors has determined to enter into a definitive agreement providing for the implementation of a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.5(d), and, concurrently with such termination, the Company enters into a definitive agreement providing for the implementation of a Superior Proposal and pays the Termination Fee to Parent required by Section 9.3(e);

(d) by Parent if:

(i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than a breach of Section 7.1(c) or Section 7.5 which shall be the subject of Section 9.1(d)(ii) below) shall have occurred which would cause any of the conditions set forth in Section 8.2(a) not to be satisfied, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (A) ten (10) Business Days following written notice to the Company by Parent of such breach and (B) the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.3, not to be satisfied;

(ii) the Company or any Subsidiary of the Company or any of their respective Representatives shall have breached in any material respect their respective obligations under Section 7.1(c) or Section 7.5; or

(iii) the Board of Directors shall (A) effect a Recommendation Withdrawal or, in the case of a Company Acquisition Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company Stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Section 14e-2(a) promulgated under the Exchange Act, or (B) fail to include the Recommendation in the Proxy Statement.

Section 9.2 Notice of Termination; Effect of Termination.

(a) Any proper termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party.

(b) In the event of the termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 9.2, Section 7.3(b), Section 7.3(d), Section 7.13(c), Section 9.3 and Article X which shall remain in full force and effect; provided, however, except as set forth in Section 9.3(i) that a party may seek to recover damages caused by a Willful and Material Breach of this Agreement by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 9.3 Termination Fee.

(a) In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (other than under circumstances in which the Financing Failure Fee is payable to the Company under Section 9.3(i)), and (A) after the date hereof and prior to such termination, a bona fide, written Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of termination and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay the Termination Fee to Parent within three (3) Business Days of the earlier to occur of the date the Company enters into such definitive agreement or the date such transaction is consummated; provided, however, that for purposes of this Section 9.3(a), the references to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “thirty percent (30%) or more.”

(b) In the event this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iii) and if prior to such termination the Board of Directors shall have effected a Recommendation Withdrawal, then the Company shall be obligated to pay the Parent Expenses to Parent within three (3) Business Days of the Company’s receipt of any invoice from Parent for the Parent Expenses.

(c) In the event this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iii) and (A) after the date hereof and prior to such termination, a bona fide, written Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of the Stockholders’ Meeting and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay the Termination Fee to Parent (less any amounts previously paid pursuant to Section 9.3(b) as applicable) within three (3) Business Days of the earlier to occur of the date the Company enters into such definitive agreement or the date such transaction is consummated; provided, however, that for purposes of this Section 9.3(c), the references to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “thirty percent (30%) or more.”

(d) In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(i), then Parent shall be obligated to pay the Company Expenses to the Company within three (3) Business Days of Parent’s receipt of an invoice from the Company for the Company Expenses.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then the Company shall, concurrently with any termination of this Agreement pay the Termination Fee to Parent.

(f) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii) (other than as a result of a Willful and Material Breach of the first sentence of Section 7.1(c) and Section 7.5), then the Company shall be obligated to pay the Parent Expenses to Parent within three (3) Business Days of the Company’s receipt of an invoice from Parent for the Parent Expenses.

(g) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) due to a Willful and Material Breach of the first sentence of Section 7.1(c) and Section 7.5, then the Company shall pay the Termination Fee to Parent within three (3) Business Days of the date Parent terminates this Agreement.

(h) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii) (other than due to a Willful and Material Breach of the first sentence of Section 7.1(c) and Section 7.5) and if (A) after the date hereof and prior to such termination, a Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of termination and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay the Termination Fee to Parent (less any amounts previously paid pursuant to Section 9.3(f) as applicable) within three Business Days after the date of consummation of such transaction; provided, however, that for purposes of this Section 9.3(h), the references to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “thirty percent (30%) or more.”

(i) If (i) all of the conditions to Closing set forth in Section 8.1 and Section 8.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Merger shall not have been consummated on or prior to the Outside Date by reason of the proviso set forth in Section 2.2, and (iii) the Company or Parent terminates this Agreement pursuant to Section 9.1(b)(i), then Parent shall pay the Company the Financing Failure Fee within three (3) Business Days after such termination by wire transfer of same day funds to an account designated by the Company. If Parent becomes obligated to pay the Financing Failure Fee as a result of this Section 9.3(i), the Company agrees that its right to receive the Financing Failure Fee upon termination of this Agreement shall be deemed to be liquidated damages and shall be the sole and exclusive remedy of the Company, its Subsidiaries, stockholders, Affiliates, officers, directors, employees or Representatives against Parent or any of its Subsidiaries, Representatives or Affiliates for, and in no event will the Company or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, in each case, with respect to, or as a result of, any failure to seek or obtain the proceeds of the Debt Financing or any alternative financing and any event related thereto.

(j) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d)(iii), then the Company shall pay the Termination Fee to Parent within three (3) Business Days of the date Parent terminates this Agreement.

(k) Any amount that becomes payable pursuant to this Section 9.3 shall be paid by wire transfer of immediately available funds to the account designated by the party hereto entitled to receive such amount.

(l) Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Termination Fee on more than one occasion or to pay any amounts pursuant to this Section 9.3 which in the aggregate exceed the amount of the Termination Fee.

(m) The parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 9.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 6% per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

(n) Any payment made pursuant to this Section 9.3 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to:

Gen-Probe Incorporated 10210 Genetic Center Drive San Diego, CA 92121
Attention:	Chief Executive Officer
Facsimile:	(858) 410-7855

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071
Attention:	Brian J. McCarthy, Esq. David C. Eisman, Esq.
Facsimile:	(213) 687-5600

if to Parent or Merger Sub, to:

Hologic, Inc.
250 Campus Drive
Marlborough, MA 01752
Attention:	Mark J. Casey, Esq.
Facsimile:	(508) 263-2959

with a copy (which shall not constitute notice) to:
Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention:	Philip J. Flink, Esq.
Edwin C. Pease, Esq.
Facsimile:	(617) 856-8201

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2 Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement in accordance with the provisions of Article IX hereof, as the case may be, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or after termination of this Agreement (including those contained in Section 7.6 and Section 7.9) and then only to such extent.

Section 10.3 Expenses and Transfer Taxes. Except as otherwise expressly provided in Section 7.2, Section 7.13 or Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto regardless of who may be liable therefor under applicable Law.

Section 10.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after Stockholder Approval has been obtained; provided, however, that, after Stockholder Approval has been obtained, no amendment may be made which under applicable Law or the rules of any stock exchange requires the further approval of the Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding the foregoing, no amendment may be made to Section 10.4, Section 10.8, Section 10.11 and Section 10.12(c) that adversely affects the rights of any Financing Source without the prior written consent of such Financing Source.

Section 10.5 Waiver. At any time prior to the Effective Time, subject to the requirements of applicable Law, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso in Section 10.4, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect); provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

Section 10.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile or pdf signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto (by facsimile, pdf or otherwise). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.6, (ii) for the right of the Company Stockholders and holders of Company Options (other than 2012 Options), Company Restricted Stock and Company Performance Shares to receive the Merger Consideration, Option Payment, Restricted Stock Payment or Performance Share Payment as provided in Article III as a result of the Merger and (iii) with respect to the Financing Sources, as provided in Section 10.12(c). Section 10.4, Section 10.8, Section 10.11 and Section 10.12(c) shall inure to the benefit of the Financing Sources, who are intended to be third-party beneficiaries thereof.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits, annexes and appendices hereto, together with the other instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and supersede all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 9.2 and Section 9.3) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent or the Company is obligated to consummate the Merger and the Merger has not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of the Company and Parent expressly acknowledges and agrees that the other party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party, and that such other party shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate the Merger. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that the Company shall not be entitled to enforce specifically the obligations of Parent to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived and the proceeds of the Debt Financing are then available in full pursuant to the Debt Commitment Letter (or if Financing Agreements have been entered into, pursuant to such Financing Agreements). Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything in this Agreement to the contrary, the sole and exclusive remedy of the Company and any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Commitment, the Debt Financing or the performance of services thereunder or related thereto shall be to receive payment of the Financing Failure Fee from Parent in accordance with the terms of Section 9.3(i) and none of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Commitment or the Debt Financing, whether at law, or equity, in contract, in tort or otherwise. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 10.12 Jurisdiction.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

(c) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Commitment, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in

Section 10.1, or in any other manner permitted by applicable Law, shall be effective service of process against them for any such Proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Proceeding, (vi) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (vii) that any such Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State and (viii) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Section 10.12.

Section 10.13 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.14 Schedules. Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, if it is reasonably apparent that such disclosure relates to one or more or all of such Sections. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

GEN-PROBE INCORPORATED

By:	/s/ Carl W. Hull
Name: Carl W. Hull
Title: Chairman and Chief Executive Officer

HOLOGIC, INC.

By:	/s/ Robert A. Cascella
Name: Robert A. Cascella
Title: President and Chief Executive Officer

GOLD ACQUISITION CORP.

By:	/s/ Robert A. Cascella
Name: Robert A. Cascella
Title: President